Exhibit 10.1

Advisory and Consulting Agreement

Number of Shares and Options

300,000  EGYV common shares

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is to be effective as of the 1st day of October, 2002, by and between Energy Visions Inc., (“Company”), with offices located at 43 Fairmeadow Ave., Toronto, Ontario, M2P 1W8, Canada, and Mr. Stephen J. Yovetich (“Consultant”), an individual residing at 9369 Olympic Blvd., Beverly Hills, CA, 90212, U.S.A.

For the purposes of this Agreement, either of the above shall be referred to as a “Party” and collectively as the “Parties”.

The Parties hereby agree as follows:

1.

APPOINTMENT OF STEPHEN J. YOVETICH. Company hereby appoints Stephen J. Yovetich as Consultant and Consultant hereby agrees to render services to Company as a Marketing and Sales Representative.

2.

SERVICES.  During the term of this Agreement, Consultant shall provide advice to, undertake for, and consult with the Company concerning management of sales and marketing resources, consulting, strategic planning, corporate organization and structure, financial matters in connection with the operation of the businesses of the Company, expansion of services, acquisitions and business opportunities, and shall review and advise the Company regarding its and his overall progress, needs, and condition. Consultant agrees to provide on a timely basis the following enumerated services plus any additional services contemplated thereby:

(a)

The implementation of short-range and long-term strategic planning to fully develop and     enhance the Company’s assets, resources, products, and services;

(b)

The implementation of a marketing program to enable the Company to broaden the markets for its services and promote the image of the Company and its products and services;

(c)

Advise the Company relative to the recruitment and employment of key executives consistent with the expansion of operations of the Company.

(d)

The identification, evaluation, structuring, negotiating, and closing of joint ventures, strategic alliances, business acquisitions, and advise with regard to the ongoing managing and operating of such acquisitions upon consummation thereof; and

(e)

Advice and recommendations regarding corporate financing including the structures, terms, and content of bank loans, institutional loans, private debt funding.

3.

TERM.  The term (“Term”) of this Consulting Agreement shall be for a period of seven (7) months commencing September 1, 2002 and ending March 31, 2003.

4.    COMPENSATION.  See Attachment “A”. The Consultant will be paid in freely trading shares of the Company through an S8 exemption, subject to the approval by applicable regulatory authorities, including the Securities and Exchange Commission.

5.

CONFIDENTIALITY.  Consultant will not disclose to any other person, firm or corporation, nor use for its own benefit, during or after the Term of this Consulting Agreement, any trade secrets or other information designated as confidential by Company which is acquired by Consultant in the course of performing services hereunder.  Any financial advice rendered by Consultant pursuant to this Consulting Agreement may not be disclosed in any manner without the prior written approval of Company.

6.

INDEMNIFCATION.  Company, its agents or assigns hereby agree to indemnify and hold Consultant harmless from and against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorney’s fees, collectively the “Liabilities”), joint and several, arising from the performance of this Consulting Agreement, whether or not Consultant is party to such dispute.  This indemnity shall not apply, however, and Consultant shall indemnify and hold Company, its affiliates, control persons, officers, employees and agents harmless from and against all liabilities, where a court of competent jurisdiction has made a final determination that Consultant engaged in gross recklessness and willful misconduct in the performance of its services hereunder.

7.

INDEPENDENT CONTRACTOR.  Consultant and Company hereby acknowledge that Consultant is an independent contractor.  Consultant shall not hold itself out as, nor shall it take any action from which others might infer that it is an agent of or a joint venture of Company.

8.   MISCELLANEOUS.  This Consulting Agreement sets forth the entire understanding of the Parties elating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the Parties.  This Consulting Agreement is non-exclusive and cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all Parties.  This Consulting Agreement shall be governed by the laws of the Province of Ontario without reference to the conflict of law principles thereof.  In the event of any dispute as to the Terms of this Consulting Agreement, the prevailing Party in any litigation shall be entitled to reasonable attorney’s fees.

9.   NOTICES.  Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given upon personal delivery or seven business days after deposit in the Canadian or United States Postal Services, by (a) advance copy by fax, (b) mailing by express courier or registered or certified mail with postage and fees prepaid, addressed to each of the other Parties thereunto entitled at the following addresses, or at such other addresses as a Party may designate by ten days advance written notice to each of the other Parties at the addresses above and to the attention of the persons that have signed below.

TO Consultant:

Mr. Stephen J. Yovetich,

9369 Olympic Blvd.,

Beverly Hills, CA,

90212, U.S.A.

Facsimile: 310 775-2524

Email: steve@primesport.com

TO Energy Visions Inc.:

Energy Visions Inc.

43 Fairmeadow Avenue

North York, Ontario

M2P 1W8

Attention:  D. Wayne Hartford

Facsimile: (416) 733-8407

Email: energyvi@istar.ca

Please confirm that the foregoing sets forth our understanding by signing the enclosed copy of this Consulting Agreement where provided and returning it to me at your earliest convenience.

All Parties signing below do so with full authority:

Party Receiving Services:

Party Providing Services:

Energy Visions Inc.

Stephen J. Yovetich, an individual

____________________________

____________________________

Wayne Hartford, CEO

Stephen J. Yovetich, an individual

ATTACHMENT "A"

Payment for services:

a.

For the services rendered and performed by Consultant during the term of this Agreement, Company shall, upon acceptance of this Agreement pay to Stephen J.  Yovetich three hundred thousand (300,000) free-trading EGYV common shares of Energy Visions Inc in respect of services valued at U.S. $30,000.

b.

In the event of disposition Stephen J. Yovetich will communicate directly with the Company and will not engage in any selling that could prove detrimental to the market capitalization of the Company.

Accepted with full authority:

Energy Visions Inc.

By: _____________________________

      Wayne Hartford, CEO

Date: ___________________________